Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
June 25, 2004

                        UNITED NATURAL FOODS TO TERMINATE
                             STOCKHOLDER RIGHTS PLAN

Dayville, Connecticut - June 25, 2004 -- United Natural Foods, Inc. (Nasdaq:
UNFI), today announced that its Board of Directors has unanimously voted to amend the Company's stockholder rights plan, commonly known as a poison pill, to accelerate the final expiration date of the purchase rights issued thereunder. Under the terms of the amendment, the purchase rights will now expire at the close of business on June 30, 2004, rather than February 22, 2010, as initially provided under the stockholder rights plan. The stockholder rights plan will be terminated upon the expiration of the purchase rights, thereby eliminating the stockholder rights plan altogether.

"Our decision to terminate the Company's stockholder rights plan further demonstrates our commitment to ensuring the highest level of standards in corporate governance. While the Company's stockholder rights plan was not scheduled to expire for some time, we concluded that it no longer met the Company's needs or those of its stockholders," said Steven H. Townsend, Chief Executive Officer of United Natural Foods. "We continue to focus on delivering quality and value to our customers and suppliers while maximizing long-term results to our stockholders."

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 35,000 products to more than 18,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:                     FINANCIAL RELATIONS BOARD:
Rick D. Puckett                     Joseph Calabrese
Chief Financial Officer             General Information
(860) 779-2800                      (212) 445-8434

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on June 14, 2004, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.